Exhibit (a)(1)(e) Lock-up Agreement

[Name and Address of Warrantholder]

April 12, 2013

Re:    [Tender Offer] [Issuer Bid] for Warrants of Atlas Financial Holdings, Inc. (the “Corporation”)
Dear Sir:

The undersigned acknowledges receipt of the Corporation's Offer to Purchase, accompanying Issuer Bid Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery dated April 12, 2013 with respect of all of the issued and outstanding ordinary share purchase warrants of the Corporation. Capitalized terms used but not defined in this letter agreement (“Lock-Up Agreement”) have the meanings ascribed to them in the Offer to Purchase.
The undersigned is a holder of Warrants and acknowledges that the Offer is made by the Corporation on the condition that all tendering Warrantholders execute this Lock-Up Agreement. In recognition of the consideration to be paid by the Corporation pursuant to the Offer, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that, during the period beginning on the date the Offer is publicly announced (the “Announcement Date”) and ending on December 31, 2013 at 11:59 p.m. (Central time) (the “Lock-Up Period”), the undersigned will not, without the prior written consent of Atlas,
(i) offer, sell, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any of the Shares acquired by the undersigned pursuant to the Private Placement and beneficially and/or legally owned by the undersigned as of the Announcement Date (the “Lock-Up Securities”), or publicly announce an intention to effect any such transaction, or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or
(ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of the Corporation's ordinary, preferred or restricted voting shares or other securities, in cash or otherwise.
Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Corporation where there is no change in the beneficial ownership and control of the Lock-Up Securities so transferred, provided that Atlas receives a signed lock-up agreement in substantially the form of this Lock-Up Agreement for the balance of the Lock-Up Period from each transferee.

[signature page follows]
The undersigned also agrees and consents to the entry of stop transfer instructions with the Corporation's transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Very truly yours,

[Name of Warrantholder]

Signature:

Title: